Exhibit 23.2

We consent to the use in this Registration Statement on Form S-1 of First ULB Corp. and subsidiaries of our report dated November 24, 2010, relating to our audit of the consolidated financial statements of First ULB Corp. and subsidiaries appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the caption “Experts” in such Prospectus.

/s/ Perry-Smith LLP

San Francisco, California

October 12, 2011